UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☒
Filed by a Party Other Than the Registrant ☐
Check the Appropriate Box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as Permitted by Rule 13a-6(e)(2)

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

MOBILE MINI, INC.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of filing fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement mother, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

THE FOLLOWING IS A TRANSCRIPT OF A CONFERENCE CALL HELD BY MOBILE MINI, INC. ON
FEBRUARY 22, 2008
DISCLAIMER
THE INFORMATION CONTAINED IN THIS TRANSCRIPT IS A TEXTUAL REPRESENTATION OF MOBILE MINI, INC.’S (“MOBILE MINI”) CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALL. IN NO WAY DOES MOBILE MINI ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED IN THIS TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE JOINT CONFERENCE CALL ITSELF ARCHIVED ON MOBILE MINI’S WEBSITE AND MOBILE MINI’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.
FORWARD LOOKING STATEMENTS
This presentation contains forward-looking statements, particularly regarding revenue, EBITDA and earnings estimates for 2008, 2009 and beyond. Mobile Mini’s planned acquisition of Mobile Storage Group and the expected terms and timing of the transaction, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Among the risks and uncertainties that may affect future results are the ability to obtain the approval of the transaction by the Mobile Mini’s stockholders; the ability to obtain governmental approvals of the transaction or to satisfy other conditions to the transaction on the proposed terms and timeframe; and the ability of Mobile Mini to obtain financing. Additional risks and uncertainties are described from time to time in the Company’s SEC filings. Forward-looking statements represent the judgment of the Company, as of the date of they are made (in this instance, the date of this release), and Mobile Mini disclaims any intent or obligation to update forward-looking statements.
This presentation is being made in respect of the proposed merger transaction involving Mobile Mini and Mobile Storage Group and may be deemed to be soliciting material relating to the proposed transaction. In connection with the proposed transaction, Mobile Mini will file a proxy statement relating to a special meeting of its stockholders and other relevant documents concerning the proposed transaction with the Securities and Exchange Commission. Before making any voting or investment decision, Stockholders of Mobile Mini are urged to read the proxy statement regarding the proposed transaction and any other relevant documents carefully in their entirety when they become available because they will contain important information about the proposed transaction. The definitive proxy statement will be mailed to Mobile Mini’s stockholders. Stockholders of Mobile Mini will be able to obtain a free copy of the proxy statement, as well as other filings containing information about Mobile Mini, without charge, at the Securities and Exchange Commission’s Internet site (http://www.sec.gov). Copies of the proxy statement and the filings with the Securities and Exchange Commission that will be incorporated by reference in the proxy statement can also be obtained, when available, without charge, by directing a request to Mobile Mini, Inc. 7420 South Kyrene Road, Suite 101. Tempe, AZ 85283 Attention: Investor Relations.
Mobile Mini and its respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Mobile Mini’s directors and executive officers is available in Mobile Mini’s notice of annual meeting and proxy statement for its most recent annual meeting and Mobile Mini’s Annual Report on Form 10-K for the year ended December 31, 2006, which were filed with the Securities and Exchange Commission on March 1, 2007 and April 30, 2007, respectively. Other information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the Securities and Exchange Commission when they become available.
MANAGEMENT DISCUSSION SECTION
Operator: Good day everyone, and welcome to the Mobile Mini Fourth Quarter 2007 Conference Call. At this time, I would like to inform you that this conference is being recorded and that all participants are currently in a listen-only mode.
I will now turn the conference over to Mr. Steve Bunger. Please go ahead, sir.
Steven G. Bunger, President and Chief Executive Officer
Thank you and good morning. I want to welcome everyone to Mobile Mini’s 2007 fourth quarter results conference call. With me is, Larry Trachtenberg, our Executive Vice President and CFO. And to start with, we’ll do it a little bit different this time, I’m going to have Larry read the disclaimer, then I will give you some comments on the proposed merger, Larry will give some comments on the results of the fourth quarter and then we will turn the call over to the operator for Q&A.
So with that said, I am going to turn it over to Larry to read the disclaimer.
Lawrence Trachtenberg, Executive Vice President and Chief Financial Officer
Thanks, Steve. We issued a press release this morning detailing the definitive merger agreement we have entered in to with Mobile Storage Group, as well as our fourth quarter GAAP and fiscal 2007 pro forma and GAAP operating results. This release is available on our website and can also be accessed through various web-based news services. The Form 8-K containing the press release has been filed and is also now available.
Before we get started, I’d like to read you our disclaimer. This conference call may contain forward-looking statements particularly regarding our anticipated merger, our ability to continue to grow our existing markets, and to expand into new markets. Our ability to finance our business and operating results and prospects for the remainder of 2008, 2009 and beyond, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time-to-time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company at this time and Mobile Mini disclaims any intent or obligation to update forward-looking statements.
We also note that in connection with the proposed transaction with Mobile Storage Group we will be discussing today, Mobile Mini will be filing a proxy statement relating to a special meeting of its stockholders and other relevant documents concerning the proposed transaction with the Securities and Exchange Commission.
Before making any voting or investing decision, stockholders of Mobile Mini are urged to read the proxy statement regarding the proposed transaction and any other relevant documents carefully in their entirety when they become available, because they will contain important information about the proposed transaction.
Due to certain legal restrictions, we may not be able to answer all questions posed today. In this conference call, we are going to be discussing certain non-GAAP financial measures such as EBITDA and pro forma operating results. A reconciliation of how we define and arrive at EBITDA is included in our Form 8-K. A discussion of debt extinguishment expense excluded in our calculation of our 2007 pro forma financial results is included in our press release issued this morning.

With that said, I will turn the call back over to Steve for discussion of the merger we announced this morning.
Steven G. Bunger, President and Chief Executive Officer
Thank you, Larry. I am extremely pleased to share with you the exciting news that we announced this morning. Mobile Mini has entered into a definitive merger agreement to merge with privately held Mobile Storage Group. Mobile Storage Group is one of the leading providers of portable storage in the United States. Mobile Storage is also a significant player in the United Kingdom where we recently entered via an acquisition of Royal Wolf.
Let me give you some brief facts about Mobile Storage Group. Mobile Storage Group has a total of 86 branches, of which 66 branches are in the U.S. and 20 branches of those are in the United Kingdom. Mobile Storage Group is primarily a storage container company, similar to our core business, and has a lease fleet of approximately 117,500 units.
Financially, Mobile Storage had 2007 total revenue and adjusted EBITDA of approximately $233 million and $83 million, respectively. Mobile Storage Group is currently — its currently majority owned by Welsh, Carson, Anderson & Stowe, a leading U.S private equity firm.
Now, I’d like to provide you with some of the specifics of the transaction, and I will tell you why I think this is such a compelling strategic deal for Mobile Mini and our shareholders. The transaction details are as follows: we are paying approximately $701 million for Mobile Storage Group. The transaction is structured as a merger whereby Mobile Storage will be merged into Mobil Mini. Consideration will consist of us assuming Mobile Storage’s outstanding debt, estimated at $535 million, paying a small cash amount of 12.5 million, and issuing to Mobile Storage shareholders a new Mobile Mini convertible preferred stock with a face value of 154 million.
The convertible preferred stock has a conversion price of $18 a share, which equates to approximately 8.55 million shares of Mobile Mini common stock. This represents a 19.8% ownership position of Mobile Mini on a fully diluted basis. Given Mobile Storage’s 2007 adjusted EBITDA of $83 million, and at least $25 million of synergies, we believe we are completing this transaction in an attractive valuation multiple of 6.4 times EBITDA.
We think this is a very significant — we think it’s very significant that Welsh, Carson will be rolling almost 100% of their equity ownership into Mobile Mini. This demonstrates the conviction of Mobile Storage shareholders, and the power of the combination, and the attractive shareholder equity upside we both feel is achievable by combining our two companies.
Upon consummation of the merger, we will be granting Welsh, Carson two seats on our Board of Directors and look forward to having the skills of highly reputable private equity firms such as Welsh, Carson, now available to me personally as well as to our entire company.
So to reiterate, this deal structure does not cash out Mobile Storage shareholders. Rather, the structure meets both their and our desire to have them as Mobile Mini equity holders to enjoy the benefits we believe this transaction will provide to our shareholders.
Now having explained the specifics of the transaction, let me tell you why this is such an exciting opportunity for both companies. The combination of the two companies has substantial strategic importance to Mobile Mini. By combining our companies, we will broaden our market position and be able to better serve our customers through expanded products, services and geographic reach. Through this combination we estimate that Mobile Mini will now cover virtually 100% of all major markets in both the United States and United Kingdom.

Of Mobile Storage’s 86 total branches, we estimate that we will add 21 new branches to Mobile Mini in the U.S. and 14 new branches in the United Kingdom. While Mobile Storage is a well run company, we believe that by introducing our core marketing expertise to these new branches we will be able to achieve higher growth rates in these markets in the future than they have historically achieved.
Secondly we believe this transaction — we believe this combination represents an opportunity for us to create a world class organization with the best people in the portable storage industry. We’ll be expanding our management team to incorporate many of Mobile Storage’s senior management, and we intend on keeping virtually all of Mobile Storage’s sales personnel, top branch managers and other key field personnel. We believe this merger offers us the opportunity to create a company with the top portable storage employees in the industry.
Third, and very importantly to our shareholders, we believe this transaction offers us the opportunity to realize substantial synergies from the merger. Which, in combination with the growth opportunities I mentioned early will make this a very accretive transaction in 2009, when we expect the synergy should be fully realized. We believe that synergy opportunity exceeds the $25 million in our financial forecast. The $25 million represents the low end of our expectations for synergies available through, specifically through consolidating of overlapping branches and corporate locations and the reductions in overlapping duplicate staff positions.
Therefore, we view the $25 million forecast of synergies as hard, not soft synergies, which are in our control to realize and on which we plan to move very quickly after this transaction closes.
We have historically — we have successfully executed sizable business combinations, and are confident in our ability to realize the full impact of these cost savings in 6 to 12 months period following the closing of the transaction. While we’re not prepared to provide specific guidance on our 2008 and 2009 forecasts at this time, we do expect this transaction to deliver accretion to our 2009 trade estimates for EPS in the range of 25% or greater and to be slightly accretive before accounting for one time merger expenses to our 2008 expenses.
Next, with respect to key transaction considerations, I want to point out that we have structured this transaction to maintain a strong balance sheet and significant liquidity position.
Pro forma for this transaction, we expect our debt level to be approximately $960 million. When we look at the combined 2007 EBITDA for the two companies and factor in the $25 million in expected hard cost synergies, we believe EBITDA is approximately 245 million. This translates to a total leverage ratio of 3.9 times, a level which we are very comfortable with.
Additionally, our new $1 billion asset base credit facility will provide us with substantial excess liquidity at the closing of this transaction. Also very significant, in regards to our balance sheet and liquidity position, is the transformative nature of the transaction. This merger will turn Mobile Mini into — will turn the company into a free cash flow generator, something we’ve always strived to do.
Specifically, we expect to be able to internally fund our growth capital expenditures going forward as well as generate excess cash flow for debt reduction as a result of this transaction, are realized in 2009 and beyond. The strong operating cash flows which we expect from this merger are the result of two compelling financial attributes of this field.
First the improvement in profit brought about by operating synergies, and secondly the opportunity to realize capital expenditures — to rationalize capital expenditures between the two companies going forward. I believe that the financial highlights that I pointed out demonstrates the attractiveness of the deal for our shareholders. We expect to provide more specific financial guidance for the combined company for 2008 and 2009 as we are closer to the date of closing the merger.
If you go this [indiscernible] I am extremely excited about the opportunities for Mobile Mini arising from this proposed merger, both sides are extremely committed to closing the transaction and there are few conditions to closing the deal. The three main conditions to closing are the standard ones for transaction of this size. First we will need a shareholder vote to approve the transaction, we have commenced preparation on the proxy statement to share with our shareholders.
Second we need to receive the customary Hart-Scott-Rodino approval, and third the deal is subject to financing. As mentioned previously, we are planning to fund this transaction with a new $1 billion credit facility. We have received a fully underwritten commitment from Deutsche Bank, Bank of America, and JP Morgan for the new $1 billion asset based revolving credit line to finance the merger.
With respect to timing, we cannot forecast exactly when the transaction will close as this is subject to factors I just mentioned. Our estimate is that the deal will close some point during the late second or early third quarter of 2008.
That concludes my prepared comments, and before I turn it over to Larry I want to thank all the people who have worked so hard on this deal, I want to thank Welsh, Carson for really working with us to make this a great transaction, the lawyers, the accountants, the investment bankers, the asset based bankers and our employees. So, I want to thank everyone for their hard work.
I’m going to turn it over to Larry now.
Lawrence Trachtenberg, Executive Vice President and Chief Financial Officer
Thanks Steve. Today in addition to the merger we also reported our fourth quarter GAAP and fiscal 2007 pro forma and GAAP financial results. Results we are going to discuss today are all the pro forma results unless otherwise noted.
Revenues for the fourth quarter increased by 9% to $83.6 million from $76.7 million last year. Lease revenues increased by 8.2% to 74.2 million from 68.6 million last year. EBITDA declined slightly to 32.4 million from last year’s EBITDA of 33 million.
Net income for the quarter ended December 31, 2007 was 12.4 million or $0.36 per diluted share, versus 14 million or $0.38 per diluted share for the same quarter last year. Our operating margin was 32.1%, compared with 36.7% during the same quarter last year. We entered 15 new branches in 2006 and 2007 with seven of those branches in Europe. This branch expansion required considerable infrastructure build out, which had a negative effect on operating margins.
New branches tend to have lower operating margins during their earlier years, but as we grow the number of unit on existing branches, operating margins expand in subsequent years.
As we previously — also as we previously discussed, operating margins continue to be affected in the fourth quarter by higher repair and maintenance costs, as we kept our fleet in ready condition and repaired the units had been damaged by hurricanes in the Southeast. And again, as we previously discussed, we expect these excess repair costs to be over by the end of this first quarter or some time early in the second quarter.
For the year ended December 31, 2007, revenues reached 318.3 million, EBITDA totaled 129.9 million, and pro forma earnings per share were $1.41.
During the year ended December 31, 2007, our lease fleet capital expenditures net of proceeds from sales of leased fleet units were 110.5 million. Our PP&E CapEx totaled 18.4 million, and we completed acquisitions for — at a total purchase price of 9.7 million.
We generated 91.3 million of cash flow from operations as compared with 76.9 million during 2006. The company maintained its already very strong ratio of funded debt-to-EBITDA in spite of its sizable CapEx spending and buying back $39.3 million of common stock. This ratio stood at approximately 2.9 to 1 at December 31, 2007.
We have consistently maintained the strongest balance sheet in the industry, which has enabled us to take advantage of the Mobile Storage Group merger opportunity. Even after this merger, our balance sheet will remain strong as we continue to expand the portable storage industry.
Today we also affirm 2008 earnings guidance, first issued in December. Based on the actual growth our business achieved during the fourth quarter and the trends we’re seeing in the first quarter to-date, we continue to believe we can achieve earnings of a $1.50 to $1.60 per share before the impact of the Mobile Storage Group transaction. That transaction, as Steve mentioned before, is expected to be slightly accretive to EPS in 2008 before the impact of merger related expenses and quite accretive once the full synergies of the transaction are achieved in 2009.
With that said, I’d now like turn the call back over to the operator for the question-and-answer session. Operator?

QUESTION AND ANSWER SECTION
Operator: [Operator Instructions]. Your first question will come from the line of Philip Volpicelli with Goldman Sachs.
<Q – Philip Volpicelli>: Thank you very much, congrats on the good year and on the merger.
<A – Steven Bunger>: Thank you.
<Q – Philip Volpicelli>: My first question is with regard to the change of control covenant in the mobile services bonds. Under my reading, Mobile Mini will own more than 50% of the stock of Mobile Services Group and hence that change of control is an effect. Can you confirm that?
<A – Steven Bunger>: Without being the expert attorneys on this, we’ve received advise from counsel that, based on the way those covenants work, we are able to have both issues of bonds survive this merger, and we believe that this is actually a credit enhancing — this should enhance the credit for the mobile services bonds.
<Q – Philip Volpicelli>: Right, I understand the rationale for the transaction. What I am asking is, under those terms typically the bondholders who own the mobile services bond have a right to put their bonds back to the combined entity at a 101 change of control. And I just want an answer as to, is that yes in effect or no, is the way this transaction is structured, in some way eliminate their right to do so?
<A – Lawrence Trachtenberg>: The way the transaction is structured, they would not have the right to do that.
<Q – Philip Volpicelli>: Okay. That’s confusing to me because it clearly states that someone other than Welsh, Carson owns more than 50% of mobile services then, or the Board of Directors is not continuing as Board of Directors, then they have the right to put their bonds back. So, I guess, maybe if we could have some more clarity on that, that would be helpful.
<A – Lawrence Trachtenberg>: I think there will be more information on that coming over the next few weeks.
<Q – Philip Volpicelli>: Okay. And then with regard to the existing share repurchase program, is that still going to be in effect or is that something that you’ll put off because of the merger?
<A – Lawrence Trachtenberg>: That was a six month program, we purchased nearly $40 million worth of stock and given the merger, we have — we are not continuing it at this time.
<Q – Philip Volpicelli>: Okay, I will get back in queue. Thank you.
<A – Steven Bunger>: Thanks.
Operator: Your next question will come from the line of Jagdeep Ghuman from Credit Suisse.
<Q – Jagdeep Ghuman>: Hi good morning.
<A – Steven Bunger>: Good morning.
<Q – Jagdeep Ghuman>: A couple of quick ones here, one as far as the UK presence, adding the 14 net new branches here, what percent of your total business will the UK operations now comprise?
<A – Steven Bunger>: What is the percentage? I am not sure of the exact percentage, if I recall about 40% of the revenues were in the United Kingdom.

<Q – Jagdeep Ghuman>: Okay.
<A – Steven Bunger>: And you can back into what we have. But they have basically 20 branches in the United Kingdom, we have six branches. We had decent coverage in United Kingdom, but this gives us tremendous coverage in the United Kingdom. As far as being able to service our customers with local deliveries.
<Q – Jagdeep Ghuman>: Okay fair enough, and the UK operations were, for Mobile Storage Group, were lease oriented as you guys have transitioned your own operations there are as well?
<A – Steven Bunger>: Yes, their operations — they’re lease oriented and they have been around for a while and they are quite profitable.
<Q – Jagdeep Ghuman>: Okay and then looking at the fleet itself, can you talk a little bit about the mix in terms of storage units versus office units, and so and so forth.
<A – Steven Bunger>: Okay, let me give you a shot at that, I have got some charts here. Mobile Storage Group in total has a much smaller mix of offices than we do. I want to say — let me find the sheet, that would have that on there. I can’t find the sheet, but I want to say that — here it is — it does — they’re primarily storage, I think they have less than 7% of their fleet is offices and it might even be smaller than that. It’s primarily storage containers and in the U.S. they have a fleet of also some van trailers that they have been actually culling out of the fleet its quite a significant lower than it had been in the past. Also in the United Kingdom they had some offices that they got through an acquisition many, many, many years ago that they have actually spent the last six months reducing the size of that fleet by 50%. So, what made it really attractive to us is that is when we look at the fleet, part of the things we are worried about is are we buying any fleet that’s what we call non core asset, assets that we are going to have to get rid off and it looks as to us, based on our due diligence, that they have a much smaller exposure to van trailers in the United States and their office fleet is very strong throughout the United States and the United Kingdom.
<Q – Jagdeep Ghuman>: Okay fair enough. In terms of re-branding of these assets, is that something that is incorporated into these expected synergies or how should we think about that?
<A – Steven Bunger>: There are two questions there, from a re-branding point of view, our plan is, like we do in the other acquisition, is to bring those assets back to one of our yards, re-brand it and also relock it with our locking system, which is kind of our differentiating feature. But a big part of why we did this acquisition in addition to all the different things we have talked about, the free cash flow and so forth is, is the fact that by combining the two companies, when you look at CapEx going forward, we really don’t have to buy a lot of CapEx as far as new containers, because there is a lot of overlap where we can use fleet between the two companies. From the synergy point of view, the $25 million is really what I call hard cost synergies about half of it, I’d say about half of it relates to closing down of properties, of overlapping, branches of corporate offices, duplicate head count around that and then, there is also a lot of cost related to advertising.
And those are pretty much — as soon as the deals done we basically just close down the yard and that cost goes away, we make the right decision on employees and that rationalizes so and we cancel the duplicate advertising, so the $25 million are really cost synergies that we have in our pocket.
<Q – Jagdeep Ghuman>: Okay, understood. One last one real quick, have you guys pegged the number as to the merger expenses amount?
<A – Steven Bunger>: Yeah it’s I want to say it’s $19 million.
<Q – Jagdeep Ghuman>: 19 million.
<A – Steven Bunger>: It’s 19 to 20 million.

<Q – Jagdeep Ghuman>: Okay, great thank you.
Operator: Your next question comes from the line of David Gold with Sidoti.
<Q – David Gold>: Hi good morning.
<A – Steven Bunger>: Good morning.
<Q – David Gold>: Few questions for you. First can you talk, Steve, a little bit about the bit of mix of demand drive or business at Mobile Storage have similarities to yours?
<A – Steven Bunger>: It’s somewhat similar but a little bit different. You almost have to break it down between the countries, in the U.K. it had been in the market for so long — and in the U.K. they had been in the market for so long they have a much better mix of customers than we do — because we just recently entered those markets. In the U.S., one of the things that’s attractive is they have a very strong national account department and exposure so, there’s opportunity to run that, but in the U.S. it’s fairly similar I mean some of the trailer van business is a little bit different in less momentum [ph] in Northeast and they have done a good job of keeping high utilizations on that for many years. But the end user is pretty much contractors, mass discount retailers and just one off type users, the strip shopping centers and so forth. The difference between their business model and our business model in the past has been, they would typically buy, and buy businesses on a multiple of EBITDA and financially grow their business and they didn’t necessarily grow as much as far as creating market awareness.
That’s why — that’s the beauty of the business because when we combine the businesses we get all these new markets so that we don’t have to go into new markets and take the earnings and margin hit of going to new markets yet.
We have this platform in place where we can implement our business model where we — where we are really good at advertising and marketing and growing those markets. So, it’s a tremendous opportunity.
<Q – David Gold>: I guess what I am trying to figure out is how much construction exposure do they have?
<A – Steven Bunger>: Their’s is similar to ours.
<Q – David Gold>: Similar, and can you talk for a second about their mix of revenue leasing versus sales.
<A – Steven Bunger>: It’s about 18 % sales, the rest leasing.
<A – Lawrence Trachtenberg>: We will say they have definitely changed their business model over the last several years and cut back on their mix of sales and attempted to really improve their margins and their return on capital so it certainly is a much stronger company than it was a few years ago.
<A – Steven Bunger>: And the other thing, when we modeled putting the two companies together, our theory is to continue pushing sales even further, so we modeled their sales down quite a bit compared to their historical numbers.
<Q – David Gold>: One more, if you can, can you talk about utilization of Mobile Storage these days?
<A – Steven Bunger>: Their utilization right now is similar to our utilization.
<Q – David Gold>: Okay. I guess what I’m just trying to a get sense for is you commented on that presumably, putting the two together should give you enough containers that you can, you know, step back on, basically CapEx for a little bit. So, is that more a function of we’ll be closing or consolidating some locations so, we don’t need as much as excess inventory or —.
<A – Steven Bunger>: Yes, what we’ll be doing is like in markets where we have dual locations, we have 80%, 85% utilization and they have 80%, 85% utilization, combine that, and that’s excess of inventory so we won’t need — and what we’re going to do is some of the one time merger cost is we’re going to relocate assets to other branches. So, that we can rationalize the fleet around the United States and the United Kingdom so, and one of the things that Welsh Carson is bringing to the table is that real focus to return on invested capital and through their analysis we’ve kind of gone through all our assets and looked at what our strongest return on invested capital and we’ve given guidance on CapEx, the new CapEx is actually less than $60 million for 2008. We saw the impact of combining the business with the amount of fleet.
<Q – David Gold>: Combined CapEx 60 million?
<A – Steven Bunger>: Yes so what we’re really focusing on is really using the assets we have and making sure that we get the best return on the assets, even the custom products that we have together as well.
<Q – David Gold>: Got you. That’s helpful, I appreciate it. Thank you both.
Operator: Your next question will come from the line of Scott Schneeberger with Oppenheimer.
<Q – Scott Schneeberger>: Hey, good morning guys. Could you speak a little bit more to the markets in the U.S. that you cover? Are you filling the top 100 markets that you’ve talked about in the past and if so, what will be the growth story, pending combination, going forward, what will be the strategy there, thanks?
<A – Steven Bunger>: Okay, when we look at the top 100 markets, I think we’ll be filling about 90% of those or 95% of those. But the growth story is, really the growth story we’ve had all along with the earnings in our business doesn’t necessarily come from growth by acquisition, it’s primarily goes back in our history that the vast majority of our growth is internal growth and it’s growth where we go and we increase market awareness in markets that we’re currently in.
So, we’re in all these new markets and there is really very little market penetration in those markets from everybody and our growth story is going to be to do our direct mail, do our yellow pages, do our internet, do all different advertising that drives business to new markets where we know those type of customers that rented from another market. And growing, and when we add more units on rent to our existing locations, our incremental EBITDA is so strong, it’s better than 70%. So that’s really if you look back at the history of our business, history of business is to go into a new market, is typically neutral at the earnings of first year but then we grow those by increasing market awareness. In this case, we are doing an acquisition that’s accretive to earnings, and then as we get cost takeouts, its even more accretive earnings, and then there is opportunity to grow those markets and expand it. So the growth story in the United States really doesn’t change.
<A – Lawrence Trachtenberg>: The one difference I’d add with this merger is, we will be going into a lot of new markets that already have very strong EBITDA margins and they won’t be weakening to the 10% EBITDA margins we often have in newer market. So we start our day one with very strong margins and buildup from there.
<Q – Scott Schneeberger>: Okay. Thanks, so once combined, it’s probably some time before we see you doing much of an expansion, maybe something consistent with what you’ve done in the past of, I guess four to six a year or slightly lower than that over ‘08, ‘09?

<A – Steven Bunger>: I mean with this transaction, I mean we will always be looking, but in this transaction our focus is going to be on integrating the transaction and not doing a whole lot more acquisitions.
<Q – Scott Schneeberger>: Okay great, the — I guess could you speak to what you think the competitive environment will look like post a combination and I am just curious what might there be concerns with regard to antitrust in the closing process?
<A – Steven Bunger>: Okay I’ll speak to the two countries separately. In the United Kingdom, we recently just entered that market with almost — I know its 10,000 units, but it’s almost a start-up with all these branches and we have a very, very, very small market share. Mobile Storage is called the Raven Stock [ph] in the United Kingdom and combined we have — combined we have actually a very small market share, and it’s a very fragmented industry, with tons of competition.
So I don’t see any problems in the United Kingdom with antitrust or whatever they call it. In the U.S., this market is still a very fragmented industry, it’s a huge industry, I mean, there’s companies — there are so many “Mom and Pop’s” in all these industries. We are constantly competing with the entire storage industry which would be taking market share away from the self storage industries, and in every market there’s probably 2 to 6 small “Mom and Pop” operators and, lets not forget there are still two big players in United States that’s out there in almost every market and that is Williams Scotsman which has offices and containers, in almost every city in United States, and then there is Modspace [ph] which is formerly the GE company that just merged, that has offices and containers in almost every state in United States. So we have gone through the analysis, and we strongly believe that there is going to be no issues with antitrust.
<Q – Scott Schneeberger>: Okay thanks, I guess and just turn the conversation a bit to what you are seeing in your markets right now, I guess on the press release, California, Florida, Arizona they are little bit soft, and strength in the UK and other pockets could you just take us a little deeper there. Thanks.
<A – Steven Bunger>: Yeah. And obviously in the UK we continue to see unbelievable demand, where we will continue to grow that market at a quite high pace. In the US the soft markets are primarily California, Arizona and Florida. Florida it seems like most of the markets had hit bottom, we are kind of anniversarying some of the comps on those and it feels like we’re at a spot now where we are not going backwards any further, which is good news.
Arizona has actually, when the non-res slowed down, we saw a slight dip in our growth, but the non residential construction continues to be strong, amazingly so, in Phoenix even though — the issue is — that we have had such strong growth over the past years, that it’s so hard to keep up with those comps, but we are probably at bottom, or very close to bottom in the Arizona market. In Southern California it’s just been kind of a slow process there is nothing dramatic, but we just haven’t seen growth, it’s kind of stagnant and what we are doing, like we’ve done in other times when the economy has gotten slow, construction gets slower but, the other parts of the business continue to grow. So overall it looks like revenues are flat or slightly up but, what we are doing is we are changing the mix of our customers, to maybe a strip shopping center where, the economy is scary to them but their business is doing well, they don’t want to move to another warehouse space so, they, if they know about our products, they put a container behind their business and add on, and that’s been what we have seen in the last economic recession as well.
<Q – Scott Schneeberger>: Okay, then finally, I think it was alluded in the release that obviously it means being new for standalone guidance for ‘08. But that first quarter may be a little bit light on EBITDA and you’re a little light in fourth quarter, is that predominantly the returns that are going on in the Gulf region and could you just give us little more update on how that’s progressing, thanks.
<A – Lawrence Trachtenberg>: Yes that is exactly what the issue is there and we are pretty much finished with that project, it is not only what’s happening in the Gulf region, it’s also we’ve kind of caught up with a lot of where we were behind maybe a little bit in repair maintenance and we expect that pace will slow down, we are kind of reaching the end of the project and taking a lot of steps to cut down on our repair and maintenance expense going forward, taking some repair maintenance that we used to outsource and do it in house and we expect over the next couple of months that our repair maintenance will go back to being a much smaller percentage of our lease revenue each quarter.
<Q — Scott Schneeberger>: Okay, great thanks a lot guys.
<A — Steven Bunger>: Thank you.
Operator: Your next question will come from the line of Yvonne Varano with Jefferies.
<Q — Yvonne Varano>: Thanks. Its just a couple of things. You talked about the number of new branches that you see adding with the acquisition and some closures, and I was wondering if you could give us an idea of how many are really going to be redundant?
<A — Steven Bunger>: Within — as far as total count of all the branches, over 50 of them will be redundant between United States and United Kingdom we get 20 new branches, 21 new branches in U.S. and I think 13 in the UK and then obviously we will looking at our two different branches to figure out which branch can service the fleet the best.
<Q — Yvonne Varano>: So we should assume that in synergies you’re probably going to take out 50 branches?
<A — Steven Bunger>: Yes actually over 50 branches and it’s really not taking, obviously getting out of the city it’s just closing down one of the duplicate [ph], Mobile Storage has a branch in Phoenix and we have a branch in Phoenix. We would close down one of those branches and basically move their employees to our branch. And also there are duplicate employees that we would be making some changes with.
<Q — Yvonne Varano>: Okay. And then on just on the quarter, the yield was up 4.5% and can you just give a little color on where that’s coming from? Is that mix or peer pricing?
<A — Lawrence Trachtenberg>: Just looking at the statistics, this quarter, it was probably more price than mix as compared to last quarter where the yield increase was a little bit higher. Looking at it there is in the third quarter it looked like, it seems like there was a little bit more movement towards office rentals, this quarter it kind of stabilized.
<Q — Yvonne Varano>: And then lastly I know you touched on some markets that were mentioned in the release here, but any comments on markets outside of those?
<A — Steven Bunger>: There’s really nothing newsworthy around those I mean — we continue to be strong in the North West. We continue to be strong in Texas. The Mid West, we’ve had two years of bad comps, or of difficult times here at the mid West and the Central region is actually doing well and the North West, the North East where we have market share continues to do real well.
<Q — Yvonne Varano>: Thanks very much.
Operator: Your next question will come from the line of Chris Doherty [ph] with Oppenheimer and Company.
<Q>: Hey Steve and Larry. Just going on to the conditions for closing, one, the last condition you mentioned was subject to financing yet in the press release you say the ABL is fully underwritten. Can you sort of talk about the subject of financing and what other financing would there be?

<A — Lawrence Trachtenberg>: That’s the only financing. It is fully underwritten. We don’t expect there to be any sort of issue but that’s just a quote closing condition. We would not expect that it to be — there to be any challenge in achieving that closing condition.
<A — Steven Bunger>: I mean Larry successfully negotiated the market max out of the commitment papers.
<Q>: And then can you also just, how much is the — at the close of the transaction or pro forma right now. How much you would expect to be drawn on the ABL?
<A — Lawrence Trachtenberg>: Approximately 600 million or so would be probably be drawn.
<Q>: And just to clarify, I thought you mentioned that the use of the multiple pay was 6.4 times EBITDA, is that correct?
<A — Steven Bunger>: It’s actually a 6.3 or 6.4 times.
<A — Lawrence Trachtenberg>: And that takes into account, that’s looking at our — that takes Mobile Mini EBITDA, Mobile Storage run rate EBITDA as calculated by the banks, which means it’s before stock option expense, and takes into account $25 million of synergy.
<Q>: That’s really on a run rate basis, cause I’m just sort of looking at historic base more like 8.1 times.
<A — Lawrence Trachtenberg>: Yeah for Mobile Storage, the reason they take, they use a run rate EBITDA is, they did quite a few acquisitions that added to their EBITDA during the course of the year so that’s annualizing a lot of those acquisitions.
<A — Steven Bunger>: And the other thing too, on adjusted EBITDA, when Welsh Carson bought the business two years ago, they spent the last two years, really, it’d been, a kind of a rollup company and they spent the last two years really investing in people and investing in, cleaning up some of the branch operations, especially in the United Kingdom, so there was a whole bunch of one time cost related to, making sure their entire fleet is re-branded, making sure all the yards were in good condition and so there is some cost in the front here where they used some outsourcing, consultings to come in and basically cleanup, the company — that’s one of the main reasons why this was so attractive to us because it was so clean compared to what we’ve thought before.
<Q>: And then, can you, from a structural standpoint, again, I mean, is there, are you — which stock are you buying of Mobile Storage, is there a Hold Co. or an Op Co. that you are buying?
<A — Lawrence Trachtenberg>: We’re basically merging with the Hold Co.
<Q>: And so the board, your board will basically be their board?
<A — Lawrence Trachtenberg>: Yes.
<Q>: And they are going to have two seats on your board?
<A — Steven Bunger>: Two seats until their ownership position is less than five years or 5% and one of the seats, is a one year seat, with advisory rights after that, or at least observation rights,— excuse me.
<Q>: now you are increasing your seats or you are basically replacing?
<A — Steven Bunger>: We are increasing.
<Q>: Increasing, so can just remind me what that would be then on gross basis coming—?

<A — Steven Bunger>: Yeah there will be total of 8 seats with those two new members.
<Q>: All right. That’s it, thank you.
<A — Steven Bunger>: Thank you.
Operator: Your next question will come from the line of Bob Franklin with Prudential Financial.
<Q — Bob Franklin>: Hi could you tell us what you think the right level of leverage is for this, and the reason I am asking is you are at 2.9, you are going to end up with 3.9, you always say you are comfortable with your leverage, you talked in your comments about having cash flow to pay down debt, just tell us where you’re going with this?
<A — Lawrence Trachtenberg>: Bob what we have always said is we are comfortable with leverage between three and four times. This was structured to keep our leverage under four times. And we would expect that because we will be paying down debt, and be cash flow positive immediately, that leverage will quickly start to decline and there will be more information on how that looks in the proxy statement.
<Q — Bob Franklin>: Okay. And maybe you said this, in which case I apologize, how much of the public is going to end up owning this company?
<A — Lawrence Trachtenberg>: It will be 80% owned by current Mobile Mini share holders and that around 20% owned by current Mobile Storage shareholders.
<Q — Bob Franklin>: Okay and how much of the Mobile Mini shareholders are management or other insiders?
<A — Steven Bunger>: It’s about 5%.
<Q — Bob Franklin>: Okay. Okay, great thank you.
Operator: Your next question will come from the line of Emily Shank with Lehman Brothers.
<Q — Emily Shank>: Hi, good morning, just a quick question, you had mentioned, I just want to clear that you will not be conducting a change of control offer for the existing Mobile Storage bonds, correct?
<A — Lawrence Trachtenberg>: That’s correct.
<Q — Emily Shank>: Okay, and secondly will you require any other covenant release in the existing Mobile Storage bonds?
<A — Lawrence Trachtenberg>: No.
<Q — Emily Shank>: Okay and then just my last question is, you have addressed this but just to be clear, that Mobile Storage will not be a subsidiary to Mini, it will actually merge into that, into the Mini bucket?
<A — Lawrence Trachtenberg>: I believe — I believe that is the case, you know there are several Mobile Storage companies, at least one of them will, I believe Mobile Services will be merging into Mini.
<Q — Emily Shank>: Okay, thank you.
Operator: Your next question will come from the line of Sundar Varadarajan [ph] with Deutsche Bank.
<Q>: Just one more follow-up on, on the financing and the use of proceeds, so you estimated that under your new revolvers 600 million would be outstanding after the closure. What exactly is that refinancing if you don’t contemplate taking out any of the Mobile Mini existing bonds, because if you are refinancing your existing credit facilities there is only 450 million outstanding ever paid so what’s the difference between that 600 and 450?
<A — Lawrence Trachtenberg>: Can you repeat the question?
<Q>: Basically I think in response to an earlier question you said under the new ABL which you would expect to have which is $1 billion facility, you expect to have 600 million outstanding after the closure?
<A — Lawrence Trachtenberg>: Yes.
<Q>: So what is that actually financing, or refinancing?
<A — Lawrence Trachtenberg>: That is refinancing the current Mobile Mini ABL, the current Mobile Storage ABL, and the Mobile Storage — Mobile Storage had some holding company debt, mezzanine debt.
<Q>: Would that be 12% Hold Co. notes you are talking about?
<A — Lawrence Trachtenberg>: Yes.
<Q>: Okay so the only part of the Mobile Storage — the change of control and you are talking about the change of control you are only referring to the 9 and 3 quarter, notes at Mobile Storage. That you expect that you will not have to make a change of control out there?
<A — Lawrence Trachtenberg>: That’s right.
<A — Steven Bunger>: Yes, post to — post merger we’ll have both sets of bonds and an ABL facility and that’s basically our debt.
<Q>: Thank you.
Operator: Your next question will come from the line of Ted Kundtz with Needham and Company.
<Q — Theodor Kundtz>: Hello, Steve and Larry. Some exciting news here, so could you give us a little color on what has been the growth rate for Mobile Storage, how have they been doing?
<A — Steven Bunger>: They have been growing, you have to look at it by acquisition, because that’s primarily having — they get part of the growth by acquisition and in the last year they’ve got some yield growth like we have. So if I recall their yield growth was about 5%.
<A — Lawrence Trachtenberg>: Actually — round about 10% during — it was running at around 10% rate I believe during the third quarter yield, and —.
<Q — Ted Kundtz>: Right, okay so they have been and they have been making mainly growing through acquisition is that what you are saying?
<A — Steven Bunger>: Yeah, its almost 5% to 10% yield and then maybe another 10% by acquisition.
<Q — Ted Kundtz>: Right okay. And looking forward you gave some CapEx guidance for ‘08; do you have any thoughts for ‘09 what your CapEx could look like in that year?
<A — Steven Bunger>: We do have it modeled out, we are not ready to present that yet, but it is still quite low compared to our historical CapEx.
<Q — Ted Kundtz>: Okay. Would it be somewhere near that ‘08 range of $60 million?

<A — Steven Bunger>: No, it will be higher than that, but not as high as we’ve had in the past, especially with the combined companies.
<Q — Ted Kundtz>: Right, that was what I am talking about, right. Okay. And then last question would be, just kind of on your yield outlook, that was pretty good this quarter. What do you see going forward?
<A — Steven Bunger>: We’re coming up against some comps. But we don’t see any reason that we can’t continue this yield going forward. I mean there’s nothing that says mix is changing, there’s nothing that says pricing is changing.
<Q — Ted Kundtz>: So you think you can sustain the increases, this environment?
<A — Steven Bunger>: Well in the past we might have been getting 8% to 10% and we’re down at 5%. But we feel comfortable at 3 to 5% yield increases.
<Q — Ted Kundtz>: Okay.
<A — Lawrence Trachtenberg>: We’re not seeing pricing pressure in any, at any of our branches at this point.
<Q — Ted Kundtz>: Perfect okay. And then what are you — just the final question on this new credit facility, what is going to be the rate — the interest rate on that?
<A — Lawrence Trachtenberg>: The rate is currently anticipated to be at LIBOR plus 2%.
<Q — Ted Kundtz>: Okay. Perfect. Congratulations.
<A — Steven Bunger>: Thank you.
<A — Lawrence Trachtenberg>: Thanks
Operator: Your next question will come from the line of Jamie Sullivan with RBC Capital Markets.
<Q — Jamie Sullivan>: Hi, good morning. Just can you remind me on the timing of the deal you said late 2Q, early 3Q is that right?
<A — Steven Bunger>: That’s correct.
<Q — Jamie Sullivan>: Okay. Great. And I guess just we can get your view on what you think the kind of long-term internal growth of the combined entity of the market is, once the deal is done.
<A — Lawrence Trachtenberg>: You know once the deal is done we are going to have — it’s going to be very difficult to measure internal growth because our definition of internal growth that we’ve used has always excluded acquisitions that have been a year — that we’ve done within the last year. So we are probably going to stop releasing internal growth numbers because it’s just not going to make sense any more in this context.
<Q — Jamie Sullivan>: Okay. And I guess maybe if you think about the market, maybe what the market growth rate would be if you were asked?
<A — Steven Bunger>: No, I said you know, our model is to increase market awareness and in a normal economic environment, we can grow market by just increasing market share by 15%. So there’s no — we have like some of our oldest markets before the flood on the economy and these are markets, that our largest markets and our oldest markets we’re still growing 15% internally. So we see no reason why we have three or four older markets and the rest are newer markets and those typically in a good economy will grow than faster.

<Q — Jamie Sullivan>: Sure, okay.
<A — Steven Bunger>: It’s similar to what we are seeing in the UK, I mean in the UK we are seeing anywhere from 40 to 50 % growth.
<Q — Jamie Sullivan>: Okay. And you’d expect that to continue with, um, once MSG is on board?
<A — Steven Bunger>: Well, it won’t be as fast because of the combined company and there are bigger companies than us, but we still expect by bringing in some of the ways — we only have six markets, they are in 20 markets, we have a bill — we are going to take our marketing techniques and implement those in their newer markets. So it might not be as high because of the combined company, but it will still be very strong.
<Q — Jamie Sullivan>: Sure, okay. Great. And then just wondering if you could give an update, I know last quarter you talked about your eight original markets and how that growth was?
<A — Lawrence Trachtenberg>: Again we are decided that with this acquisition, some of the information we’ve given out in the past just doesn’t make sense to give out going forward. It’s just not going to be relevant anymore. So to tell you the truth we haven’t even calculated that at this point. But—
<Q — Jamie Sullivan>: Okay, just trying to get a sense I know because the tone was generally that, the things may have bottomed, I’m just kind of wondering, how the — if you feel that they have or—?
<A — Steven Bunger>: It—.
<Q — Jamie Sullivan>: That happened this quarter?
<A — Steven Bunger>: It’s definitely leveled off and that’s stopped going backwards.
<Q — Jamie Sullivan>: Okay.
<A — Steven Bunger>: And what I mean by backward, I don’t mean just growth slowing, for now our growth is an even growth.
<Q — Jamie Sullivan>: Okay. Thank you.
Operator: Your next question will come from the line of Michael Schneider with Robert W Baird.
<Q — Michael Schneider>: Good morning guys and congratulations.
<A — Steven Bunger>: Thank you.
<Q — Michael Schneider>: Maybe just some split numbers.
<A — Steven Bunger>: We have a hard time hearing you.
<Q — Michael Schneider>: Is that better?
<A — Steven Bunger>: A little bit.
<Q — Michael Schneider>: Okay. In terms of number of units, can you break down exactly what is it that you are buying and as far as containers, trailers and offices?
The big number just to gauge it, how large they are relative to your fleet?

<A — Steven Bunger>: Yeah, I do have that data. That would — there are about a 117,000 total units and about — I think 7 or 8% of those are — 7% is offices and probably 10% are — 8 to 10% of van trailers and then, and the rest are storage container. And even on the storage containers, they had a different strategy towards CapEx and their strategy was to buy brand new one way units from China. So their storage units and their office units are — the units that they have added to the fleet are very new and in great condition.
<Q — Michael Schneider>: Okay. And so that was my next question, which is, do you have a metric to gauge the average age of the fleet?
<A — Steven Bunger>: No, it’s really not — that’s one of the great things about our business in the storage business. Once a van trailer gets old, it’s old, but with the storage units, I mean we can take a brand new unit, we can take one that’s been in our fleet for 20 years and we rent them for the same price. So there is really — when we are selling them and we were renting in them, throughout the United States throughout Europe with all our 400, 500 sales people. We don’t price differently, when we sell them or rent them, their price and rented based on the size of the unit in the model.
<Q — Michael Schneider>: And the average age of the offices, though, because that is a different model rent.
<A — Steven Bunger>: Yeah, the average age is, of the offices is, they have recently just added offices to their fleet. So their average age is probably a year and a half.
<Q — Michael Schneider>: Okay. And then you mentioned the sales force that seems to me to be the key distinction between the two companies. How do you evaluate the sales force you are getting, how big is it? What are their productivity measures versus yours? Because it seems to me that’s your greatest asset you are bringing to the table.
<A — Steven Bunger>: Yeah, there’s two pieces to their sales force, they have a national account sales force which we really don’t have. So we’ll be getting their national account expertise that we haven’t put a whole lot of focus on, we still rent to some of those same customers. But what we are going to do in the new markets is pretty much what we do every single day in all of our new markets is, we have very intense training programs and ways to take, like when we did the United Kingdom acquisition, when we did that they had some sales people, they were limited with access to capital, and so they were basically at one point time selling on price, and what we’ve done now is giving them something to differentiate the products with our locking system, which is the key to what we do. And then we are teaching them through our sales mentoring program on how to be even better sales people.
So we are 100% confident we can take their sales people, and a lot of them are already great sales people, and take them through our models, take them through our training processes, but then also give them a ton more leads than they would have ever gotten before because of the way we market. So it will take a little bit of time, but we’ve done this, we’ve done 6 to 12 new markets every year for the last five years, and this is what we do. And so we actually have this almost down to a cookie cutter process.
<Q — Michael Schneider>: Okay. And then just your assumptions for market growth in 2008 for commercial construction, have you re-evaluated it based on some of the most recent forecasts or based on recent trends, just what is baked into the guidance for commercial construction?
<A — Lawrence Trachtenberg>: We are not very optimistic about commercial construction this year. We are not baking out any particular growth rate in, we do note that actually we did fairly well in 2007, if, construction probably did as well as the rest of our business. But we are just assuming that there is not going to be a recovery in construction in 2008.
<Q — Michael Schneider>: And the retail portion of your business, with most of the major retailers scaling back to the expansion plans or even outright closing stores now. Have you seen an impact on your business?

<A — Steven Bunger>: Yeah, we really haven’t because like you said, like the Wal-Marts, K-Marts, Targets. They need more units than any one company can supply. And so, example like Wal-Mart, one year we’ll do business with one store, the next year another competitor will do business with that store and we’ll do business in another store and regardless of — the one thing we have seen changed is some of the super stores have reduced because of the super stores like Target and Wal-Mart. In the past they would order quite a bit more seasonal storage and we are definitely seeing less and less of that.
But if you think about it, the majority of our customers rent one container. So it’s not like they’re renting — besides the seasonal business, most of them, I think 60 % of them rent one container. So, we haven’t really seen a change in that, and usually in a slowing economy, that’s the part of the business we do best in.
<Q — Michael Schneider>: Okay. And then same question for I guess the Mobile Storage business, how much of their business is actually tied to these largest retailers, because I believe in your mix it’s less than 5% a year mix.
<A — Lawrence Trachtenberg>: Their mix is a little bit higher, but it’s not significantly higher.
<Q — Michael Schneider>: Okay.
<A — Lawrence Trachtenberg>: And it’s higher only because they have got a smaller base.
<Q — Michael Schneider>: Thank You.
<A — Lawrence Trachtenberg>: Thank You.
Operator: [Operator Instructions]. Your next question is a follow up question from the line of Philip Volpicelli with Goldman Sachs.
<Q — Philip Volpicelli>: Thanks. So, if I go through the numbers 245 of per forma EBITDA you mentioned 2008 CapEx would be 60 million, I am assuming what you are doing there is basically you are just going to better utilize both fleets in those combined locations. And then I calculate roughly about 60 million of pro forma interest expense, is that close? Hello?
<A — Lawrence Trachtenberg>: It will depend on when the transaction closes. But, okay.
<Q — Philip Volpicelli>: All right. So that gives you about $125 million of free cash flow, if those numbers are accurate.
<A — Lawrence Trachtenberg>: The one thing I’ll point out is that $60 million was fleet CapEx as supposed to total CapEx.
<Q — Philip Volpicelli>: Okay. All right, so let’s assume you’ve got another 20 or so million of, maybe a little higher than that. You should be generating a quite a bit of free cash flow from the business. And then in terms of these 50 branches that are redundant, do you know or have you looked yet at how many are owned versus leased? And what kind of cash you can pull out of that?
<A — Steven Bunger>: Well there — there is only a handful like, just two or three properties they have that are owned and the rest are all leased.
<Q — Philip Volpicelli>: Okay.
<A — Steven Bunger>: So there is not a lot of cash, I mean, the way we modeled it is, when we — when we get rid of a duplicate branch, if it’s their branch and we can put in, but for the most part we’re taking that to either a one time merger related cost that the full lease remain cost or put it to good will depending upon whether it’s our branch or their branch.
<Q — Philip Volpicelli>: Okay. And then—
<A — Steven Bunger>: And then obviously, our goal is to sublease those branches or buy out the lease, so then we get the cash back.
<Q — Philip Volpicelli>: Okay. And most of your branches are leased. Is that accurate?
<A — Steven Bunger>: That’s correct. We only have a handful that we own.
<Q — Philip Volpicelli>: And going back to the CapEx question, it looks like, pro forma — you just add the 2007 numbers, should be more around 190 million of CapEx. So this is a significant drop in CapEx. What gives you confidence that that’s going to be achievable and keep your growth rates?
<A — Steven Bunger>: It’s mainly because of the combined companies. When you combine two branches and we both have idle fleets, we don’t need the combined idle fleet of the two companies. So that’s really CapEx that’s been spend in prior years that we can use this year.
<Q — Philip Volpicelli>: Right. So maybe in a couple of years down the road once both fleets are better utilized the CapEx might tick back up is that a reasonable assumption?
<A — Steven Bunger>: Yeah and it will be perfectly customers demand. But our real focus, we’ve seen a lot of office business and we are really going to be over the next two years we’ll be focusing on return on invested capital. But we are really going to be focused on making sure we spend our capital on where we get our best returns, and really focus on free cash flow. And you are absolutely right, the model produces combining the businesses significantly allows us to pay down — pay down our lot of debt, and we look at, 2009, 2010 it’s significantly delivers almost to below where we are out right now.
<A — Lawrence Trachtenberg>: The other thing, Phil, that happens is because we’ll have all these branches, we’ll be much more geographically dense, so it will be much easier to move containers from location to location.
<Q — Philip Volpicelli>: Yeah, that makes a lot of sense.
<A — Steven Bunger>: Especially in the United Kingdom.
<Q — Philip Volpicelli>: Right. I hate to keep pounding on this, but I am just going to read you the change of control definition in the Mobile Services Bonds and its says that “the change of control will mean the occurrence with any of the following the first day on which a majority of the members of the Board of Directors of the company or the parent entity are not continuing Directors”. If I understood your comments earlier Mobile Services will no longer have a board and they will basically be under your board. So, if there is any way you guy could give us some sort of a — obviously it is not going to happen on this call, but—
<A — Steven Bunger>: We can talk off line.
<Q — Philip Volpicelli>: Yeah. Because it looks like they do have that right to put those bonds back to you, and I just want to get the legal — I guess reason why you guys believe they don’t have that right?
<A — Steven Bunger>: I mean trust me we spent many, many, many, many dollars with two K&E and White & Case in New York analyzing the situation because that was a big deal consideration.
<Q — Philip Volpicelli>: I recognize that and I guess, why don’t I give you guys a call offline and we can talk about how you structured to get around that.

<A — Steven Bunger>: Thank You.
<Q — Philip Volpicelli>: Thanks.
Operator: Your next question is a follow-up question from the line of David Gold with Sidoti.
<Q — David Gold>: Hi, just a couple of small follow-ups. One, we call it fiftyish overlapping locations, can you give us a sense for how aggressive a competitor Mobile Storage was, by way of price in the areas where the two of you competed. In other words, would you expect that this, the combination should help your yields.
<A — Steven Bunger>: It’s interesting you know, if you call our branches and you ask them who their number one competitor is, they typically don’t say Mobile Storage or Scotsman they say a local “Mom and Pop” competitors. So you know, it’s hard to tell how they will play out because it is a very fragmented industry.
<A — Lawrence Trachtenberg>: And just as far as price is concerned, if you look at Mobile Storage’s results over the last few years, and they are available publicly, they’ve begun filing with the SEC, you will see that their yields have increased quite dramatically over the last few years, they are not one of the low price players in the market.
<A — Steven Bunger>: And obviously as we re-brand their inventory with our locking system, we’ll price that product appropriately with containing with the locking system.
<Q — David Gold>: Got you. I mean just one — other one. Are there any restrictions to Welsh on the sale of the shares that they are going to be getting?
<A — Lawrence Trachtenberg>: The shares will be locked up for a year, and then there will be certain other restrictions as to, who they can sell to and obviously there will be some — just because the amounts they will have, there will be some registration rights.
<Q — David Gold>: Got you. The official lock-up so to speak is about a year.
<A — Steven Bunger>: Yes.
<Q — David Gold>: Very good. Thank you.
Operator: Your next question is a follow-up question from the line of Emily Shankes [ph] with Lehman Brothers.
<Q>: I just want to be clear, who is available to discuss the change of controlling language? If would that be Larry, should we call you or—?
<A — Lawrence Trachtenberg>: Yes.
<Q>: Okay, thank you.
Operator: Your next question comes from the line of Brandt Sakakeeny with Deutsche Bank.
<Q>: Hi it’s Adrienne for Brandt, just a quick housekeeping question. Can you tell what stock option expense was for the quarter?
<A — Steven Bunger>: We are looking. Hold on for one second please.
<Q>: Thanks.

<A — Lawrence Trachtenberg>: I know it’s virtually the same as last year.
<Q>: I think it was like 1.1 million last quarter.
<A — Steven Bunger>: I do know, it’s virtually the same as the same quarter last year.
<Q>: Okay, great.
Operator: At this time there are no further questions. I will turn the conference back to management.
Steven G. Bunger, President and Chief Executive Officer
I want to thank everybody and also thank Welsh, Carson for merging the companies together because by them rolling 100% of their equity, it really shows you the confidence they have in the combined business model. So I want to thank everybody and look forward to talking to you next quarter. Thanks.
Operator: Ladies and gentlemen, this concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.